Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT FILES FORM 10-Q FOR PERIOD ENDING JUNE 30, 2007

Provides Disclosures on Operating Fundamentals, Plan to Exit Home Lending Business and Update on Funding

Topical Highlights

•	Operating fundamentals outside of home lending are strong
•	Plan to exit home lending business proceeding
•	$3 billion student lending securitization completed in July

        NEW YORK — August 7, 2007 — CIT Group Inc. (NYSE: CIT) today announced it has filed its Form 10-Q for the period ending June 30, 2007 with the SEC. This press release summarizes some of the topical content therein. A complete copy of the Form 10-Q is available in the Investor Relations section of the CIT website at www.cit.com.

        “Our franchise businesses continue to perform well in a challenging environment and credit quality remains solid,” said Jeffrey M. Peek, Chairman and CEO of CIT. “Moreover, the contraction in market liquidity, which has increased our cost of funds, is also bringing us lending opportunities with higher yields than we saw just a few months ago. As we work to drive efficiencies across our business, I am confident in our long-term strategy of building upon our strong brand in the middle market.”

        The Company’s cash flow from the commercial finance and student loan portfolios remains strong.

        “We entered the third quarter with considerable liquidity and have since raised an additional $3 billion in July via a securitization of student loan receivables at an attractive financing cost,” said Joseph M. Leone, Vice Chairman and CFO of CIT. “At the same time we continue to experience ample investor appetite and continuity in our $6 billion commercial paper program. Our alternate liquidity sources total almost $15

Exhibit 99.1

billion with $7.3 billion of committed unsecured lines of credit and $7.4 billion of committed liquidity available under ABS facilities. As we look to execute on our remaining funding needs of $6-$8 billion this year, we will continue to be disciplined and opportunistic in accessing investor interest in the unsecured capital markets as well as future student loan and equipment securitizations.”

        The Company plans to exit the home lending business in an orderly fashion and has taken steps to substantially reduce loan originations. While there have been a number of inquiries from possible buyers, the Company recognizes that there is decreased secondary market liquidity for home lending portfolios. It plans to liquidate or exit the business through one or more transactions over time on economically sound terms and conditions. The Company’s historical home lending credit indicators, i.e. delinquency and foreclosure rates, have consistently outperformed overall subprime industry metrics according to industry data published through June 30, 2007.

        CIT announced that the June 30, 2007 fair value adjustment to the home lending portfolio reflects a 6.2% discount to the unpaid principal balance of the mortgage loans and was derived based on management’s estimate of fair value and third party market valuation data. The Company expects home lending charge-offs to be approximately $45-50 million in the third and fourth quarters, which is consistent with the fair value adjustment. Additionally, expected earnings from this portfolio are estimated at $40-50 million in each of the next two quarters, excluding charge-offs and provisions as well as any sales or exit costs. These expected earnings will be available to bolster the home lending equity base and support future fair value adjustments, if any.

        Please refer to the Form 10-Q for additional information on each of these items as well as our fundamental business operations.

        Individuals interested in receiving future updates on CIT via e-mail can register at http://newsalerts.cit.com

Exhibit 99.1

About CIT

        CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has approximately $81 billion in managed assets and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in cash flow lending, vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its global headquarters in New York City, CIT has approximately 7,300 employees in locations throughout North America, Europe, Latin America and Asia Pacific. www.cit.com

Forward-Looking Statements

        This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT’s filings with the Securities and Exchange Commission, including its Annual

Exhibit 99.1

Report on Form 10-K for the year ended December 31, 2006. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available with this release and on our website at http://ir.cit.com

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Contact:
Investor Relations	Bhavin Shah	Assistant Vice President	(973) 597-2603
Media Relations
	C. Curtis Ritter	Director of External Communications	(212) 461-7711
		and Media Relations	curt.ritter@cit.com